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Exhibit 99.1

Fischer Imaging Corporation
Audit Committee Charter

Organization

        This Charter governs the operations of the Audit Committee of Fischer Imaging Corporation (the "Company"). The Audit Committee shall review and reassess its Charter at least annually and obtain the approval of the Board of Directors. The Audit Committee shall be members of, and appointed annually by, the Board of Directors. The Board of Directors shall appoint the Chair of the Audit Committee. The Audit Committee shall comprise at least three directors, all of whom are independent of management and the Company. Members of the Audit Committee shall be considered independent so long as each meets the independence requirements of the Securities and Exchange Commission ("SEC") and The Nasdaq Stock Market, Inc. ("Nasdaq") then in effect. All Audit Committee members shall be financially literate and at least one member shall be an "audit committee financial expert" both as defined by the SEC and Nasdaq. The Audit Committee shall meet at least four times per year and at such times and places and by such means as the Chair shall determine. A majority of the members of the Audit Committee shall constitute a quorum. Minutes of all Audit Committee meetings will be prepared and filed with the minutes of the Board of Directors. All members of the Audit Committee shall receive appropriate training and information necessary to fulfill the Audit Committee's responsibilities.

Purpose

        The Audit Committee shall provide assistance to the Board of Directors in fulfilling its oversight responsibility to the shareholders and others relating to the:

  a.
  integrity of the Company's financial statements;

  b.
  financial reporting process;

  c.
  systems of internal accounting and financial controls;

  d.
  performance of the Company's independent auditors;

  e.
  independent auditor's qualifications and independence; and

  f.
  Company's compliance with legal and regulatory requirements that may have an effect on the financial statements and with ethics policies.

        In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the Audit Committee, independent auditors and management of the Company.

        In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties. The Audit Committee shall determine the appropriate funding by the Company for its activities; however, the Audit Committee will keep management of the Company informed of its needs so that the appropriate budgets may be established.

Duties and Responsibilities

        The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors and report the results of its activities on a regular basis to the Board of Directors. While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation and integrity of the Company's financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company's annual financial statements and for reviewing the Company's unaudited interim financial statements.

        The Audit Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Audit Committee should take appropriate actions, together with top management, to set the overall corporate tone for quality financial reporting, sound business risk practices and ethical behavior. The following principal duties and responsibilities of the Audit Committee are set forth as a guide with the understanding that the Audit Committee may supplement them as appropriate.

        The Audit Committee shall:

        1.     Be directly responsible for the appointment (subject to shareholder ratification), retention, termination and compensation of the independent auditors, and the independent auditors must report directly to the Audit Committee. The Audit Committee also shall be directly responsible for the oversight of the work of the independent auditors, including resolution of disagreements between management and the auditor regarding financial reporting. The Audit Committee shall confirm the regular rotation of the lead audit partner and reviewing partner as required by law. The Audit Committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The Audit Committee may delegate pre-approval authority to the Chair of the Audit Committee, whose decisions must be presented to the full Audit Committee at its next scheduled meeting. Management of the Company shall discuss in advance with the Audit Committee the rationale for employing audit firms other than the principal auditors.

        2.     Obtain and review, at least annually, a report by the independent auditors describing:

  a.
  the accounting firm's internal quality control procedures;

  b.
  any material issues raised by the most recent internal quality control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

  c.
  all relationships between the independent auditor and the Company, management and Board members to assess the auditor's independence.

        3.     Establish guidelines to ensure that the independence of the independent auditors from the Company is maintained. In addition, the Audit Committee shall set clear hiring policies for employees or former employees of the independent auditors that meet the SEC regulations and Nasdaq standards.

        4.     Discuss with the independent auditors the overall scope and plans for their audits, including the adequacy of staffing. Also, the Audit Committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's policies and procedures to assess, monitor and manage business risk, and legal and ethical compliance programs.

        5.     Meet separately with management and the independent auditors periodically, but at least twice a year, to discuss issues and concerns warranting Audit Committee attention. The Audit Committee shall provide sufficient opportunity for the independent auditors to meet privately with the members of the Audit Committee. The Audit Committee shall review with the independent auditor any audit problems or difficulties and management's response.

        6.     Receive a report from the independent auditors, prior to the filing of its audit report with the SEC, on all critical accounting policies and practices of the Company, all material alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures and the treatment preferred by the independent auditor, and other material written communications between the independent auditor and management.

        7.     Review, commencing no later than for the year ending December 31, 2005, management's assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditors' report on management's assertion. The Audit Committee shall review with management and the independent auditor disclosures by the Company's Chief Executive Officer and Chief Financial Officer in connection with their personal certification of the Company's periodic reports or annual financial statements.

        8.     Review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies in advance of their release.

        9.     Review the interim financial statements and disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of any Quarterly Report on Form10-Q. Also, the Audit Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards.

        10.   Review with management and the independent auditors the financial statements and disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Also, the Audit Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards. The Audit Committee shall recommend to the Board of Directors whether the financial statements should be included in the Form 10-K.

        11.   Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

        12.   Review and concur in the appointment, replacement, reassignment or dismissal of the Chief Financial Officer.

        13.   Review and approve in advance all related party transactions as defined by SEC regulations with the Company.

        14.   Review and approve quarterly expense reports of the Chief Executive Officer. This responsibility may be delegated to the Chair of the Audit Committee. This review will not delay the timely reimbursement of expenses as approved by the Chief Financial Officer.

        15.   Receive corporate attorneys' reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

        16.   Evaluate periodically the possible need for an internal audit function at the Company.

        17.   Monitor the Company's compliance with the Nasdaq requirement for promptly reporting the receipt of a going concern qualification in an audit opinion from the independent auditors to Nasdaq and by a public announcement.

        18.   Meet annually with the Company's regular outside counsel (and in-house counsel, if applicable) to review legal and regulatory matters relating to matters that may have a material effect on the financial statements.

        19.   Prepare its report to be included in the Company's annual proxy statement, as required by SEC regulations.

        20.   Perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

        In addition to the above responsibilities, the Audit Committee shall undertake such other duties as the Board of Directors delegate to it.

Revised: January 9, 2004

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Fischer Imaging Corporation Audit Committee Charter